                                      LOGO


                                     ------
                  NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
                                     ------

                                                                  March 15, 1995
TO THE STOCKHOLDERS:

     Please take notice that the annual meeting of stockholders of DOVER CORPORATION will be held at the 3rd Floor Conference Room, Wilmington Trust Company, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890, on April 25, 1995, at 10:00 A.M., for the following purposes:

     1. To elect eleven directors;

     2. To ratify and approve the 1995 Incentive Stock Option Plan and 1995 Cash Performance Program;

     3. To ratify and approve a loan provision amendment to the 1984 Incentive Stock Option Plan to facilitate option exercises under that Plan; and

     4. To transact such other business as may properly come before the meeting.

     Only holders of record of the outstanding common stock at the close of business on February 28, 1995 are entitled to notice of and to vote at the meeting or any adjournments thereof.

                       By authority of the Board of Directors,



                                                   ROBERT G. KUHBACH
                                                                       Secretary

     Stockholders who do not plan to attend the meeting are requested to sign and date the enclosed proxy as soon as possible and mail it in the enclosed envelope, which requires no postage if mailed in the United States.

                              DOVER CORPORATION

                               PROXY STATEMENT

                                   GENERAL

   This statement is furnished to the stockholders of Dover Corporation (hereinafter called the "Company" or "Dover"), whose principal executive offices are at 280 Park Avenue, New York, NY 10017, in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders (the "Meeting") to be held on April 25, 1995 or any adjournments thereof, for the purposes set forth in the notice of meeting. Dover will pay the reasonable and actual costs of soliciting proxies, but no amount will be paid to any officer or employee of Dover or its subsidiaries as compensation for soliciting proxies. In addition to solicitation by mail, Dover has retained Morrow & Co. to solicit brokerage houses and other custodians, nominees or fiduciaries and to send proxies and proxy material to the beneficial owners of such shares, at a cost not to exceed $7,000. The approximate date on which this statement and the proxy form are to be first sent to the stockholders will be March 15, 1995.

   As of the close of business on February 28, 1995, the record date for voting, Dover had outstanding 56,680,404 shares of common stock. Each share of common stock is entitled to one vote on all matters. To the best of Dover's knowledge, no stockholder owns beneficially as much as 5% of the outstanding common stock other than: (1) Magalen O. Bryant, Post Office Box 247, Middleburg, VA 22117, who owns 3,425,383 shares (6.0%) including 298,938 shares held in a trust in which she is a co-trustee sharing voting and investment powers and in which she disclaims any beneficial interest and, (2) Cooke & Bieler, Inc., 1700 Market Street, Philadelphia, PA 19103, which owned 3,672,809 shares (6.5%) as of December 31, 1994. According to its Schedule 13G filed with the Securities and Exchange Commission, Cooke & Bieler, Inc. has sole voting power over 2,818,185 of such shares and sole investment power over 3,489,209 of such shares.

   The independent certified public accounting firm of KPMG Peat Marwick, New York, NY, is the principal independent public accountant selected for auditing the annual accounts of Dover and its subsidiaries for the current fiscal year. That firm has been the principal independent certified public accountant for Dover for many years. Representatives of that firm are not expected to be present at the annual meeting.

   Dover will provide without charge to each person solicited herein, on the written request of any such person, a copy of Dover's 1994 annual report on Form 10-K including the schedules thereto, filed with the Securities and Exchange Commission. A request therefor should be directed to the Corporate Secretary at Dover's office, 280 Park Avenue, New York, NY 10017.

   The shares covered by each proxy will be voted for the election of the eleven (11) nominees or their substitutes as indicated below, for the ratification and approval of the 1995 Incentive Stock Option Plan and 1995 Cash Performance Program (the "1995 Plan"), and for the loan provision amendment to the 1984 Incentive Stock Option Plan (the "1984 Plan"), unless directed otherwise in the proxy in which case the shares will be voted as directed. The proxy also grants discretionary authority to the proxies in connection with other matters that may properly come before the meeting.

   Shares abstaining, and shares held in street name as to which a broker has not voted on some matters but has voted on other matters ("Broker
Non-Votes"), will be included in determining whether a quorum exists at the Meeting. Approval of each matter specified in the notice of meeting requires the affirmative vote of a majority, or, in the case of the election of directors, a plurality, of shares of common stock present in person or by proxy at the Meeting and entitled to vote thereon. Stockholders may not cumulate their votes. In determining whether a proposal specified in the notice of meeting has received the requisite number of affirmative votes, abstentions and Broker Non-Votes will have the same effect as votes against the proposal, except with respect to the election of directors where abstentions and Broker Non-Votes will result in the respective nominees receiving fewer votes but will have no effect on the outcome of the vote.

   A person giving a proxy may revoke it at any time before it is exercised by written notice to the Secretary of Dover at the address referred to above or by attending the Meeting and requesting in writing a return of the proxy.

                              SECURITY OWNERSHIP

   The following table provides information as of February 28, 1995, as reported to the Company by the persons and members of the group listed, as to the number of shares and the percentage of Dover's common stock beneficially owned by: (i) each Director and nominee for Director, (ii) each executive officer listed in the compensation table and (iii) all Directors, nominees and executive officers of Dover as a group.

                                        Number of Shares    Percentage
                                       ----------------    ------------
John B. Apple ........................     92,892(1)           *
David H. Benson ......................      1,000              *
                                        3,126,445(2)         5.5
Magalen O. Bryant ....................    298,938(3)         0.53
Lewis E. Burns .......................     70,502(1)           *
Jean-Pierre M. Ergas .................      5,000              *
Roderick J. Fleming  .................         --
John F. Fort .........................     23,000              *
Rudolf J. Herrmann  ..................      9,917(1)           *
James L. Koley  ......................      4,500(4)           *
John F. McNiff  ......................     72,390(1)           *
Anthony J. Ormsby ....................     29,000(5)           *
John E. Pomeroy ......................     36,692(1)           *
Thomas L. Reece ......................     83,882(1)           *
Gary L. Roubos  ......................    215,865(1)           *
David G. Thomas ......................      5,000              *
Jerry W. Yochum ......................     39,211(1)           *
Directors and Officers as a Group       4,182,666(1)         7.4

* Less than one percent.
- ------
(1) Includes shares which are subject to options exercisable within 60 days for the following person(s): Mr. Apple, 44,608 shares; Mr. Burns, 33,525 shares; Mr. Herrmann, 5,100 shares; Mr. McNiff, 45,839 shares; Mr. Pomeroy, 31,843 shares; Mr. Reece, 40,165 shares; Mr. Roubos, 118,031 shares; Mr. Yochum, 20,349 shares; and all directors and officers as a group, 356,351 shares.

(2) Includes 76,240 shares held by a corporation over which she has control.

(3) Held in a trust of which she is a co-trustee sharing voting and investment powers and in which she disclaims any beneficial interest.

(4) Includes 2,500 shares held in various retirement trusts for Mr. Koley and his spouse.

(5) Includes 25,000 shares in a personal holding company as to which he disclaims any beneficial interest.

                           1. ELECTION OF DIRECTORS

   The proxies will vote the shares covered by a proxy for the election as directors of the eleven (11) nominees listed below unless directed otherwise in the proxy, in which case the shares will be voted as directed. If any such nominee for election is not for any reason a candidate for election at the meeting, an event which management does not anticipate, the proxies will be voted for a substitute nominee or nominees as may be designated by the Board of Directors and for the others named below. All the nominees, except Messrs. Benson and Fleming, are presently directors. Each director elected at the annual meeting will serve until the election and qualification of his successor.

   Directors will be elected by a plurality of the votes cast. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the nominees in the absence of instructions to the contrary.

                                           Business Experience for
                                               Past Five Years,                            Year First
                                            Positions with Dover,                            Became
     Name and Age                          and other Directorships                          Director
- ----------------------  --------------------------------------------------------------    ------------
David H. Benson.......  Non-Executive Director and formerly Vice Chairman of                    --
 57                     Kleinwort-Benson Group Plc.; Chairman, Kleinwort Charter
                        Investment Trust Plc (financial management); Director of The
                        Rouse Company (real estate development); Director of Harrow
                        Corporation (industrial manufacturing); Non-Executive Director of British Gas Plc and Marshall Cavendish Ltd.; Trustee of The
                        Charities Official Investment Fund and The Pilot Funds
                        (financial management).

Magalen O. Bryant.....  Director of Carlisle Companies Incorporated and O'Sullivan Corp.      1979
  66                    (industrial manufacturing).

Jean-Pierre M. Ergas..  Senior Advisor to the President and Chief Executive Officer,          1994
  55                    Alcan Aluminum, Ltd. (aluminum manufacturer); previously
                        Chairman and Chief Executive Officer of American National Can
                        Company (beverage can manufacturer).

Roderick J. Fleming...  Director, Robert Fleming Holdings Ltd. (financial management);          --
 41                     previously International Portfolio Director (through November
                        1991), Director, Capital Markets (through July 1993), and
                        Director of Corporate Finance UK (through April 1994) at Robert
                        Fleming; also Director of Aurora Exploration and Development
                        Corporation Ltd. (natural resources); Updown Investment Company
                        Ltd. (financial management); and West Rand Consolidated Mines
                        Limited (natural resources).

John F. Fort..........  Director of Tyco International Ltd. (fire protection systems and      1989
  53                    industrial products); formerly Chairman (through January 1993)
                        and Chief Executive Officer (through July 1992); Director, Scott
                        Paper Company (paper products).

James L. Koley........  Chairman, Koley, Jessen, Daubman & Rupiper, P.C. (law firm);          1989
  64                    Chairman of the Board of Directors of Arts-Way Manufacturing
                        Co., Inc. (agricultural manufacturing).

Anthony J. Ormsby.....  Private investor.                                                     1971
  68

                                             [table continues on following page]

                                           Business Experience for
                                               Past Five Years,                          Year First
                                            Positions with Dover,                          Became
     Name and Age                          and other Directorships                        Director
- ----------------------  -------------------------------------------------------------   ------------
Thomas L. Reece.......  President (since May 1993) and Chief Executive Officer (since       1993
  52                    May 1994) of Dover; prior thereto Vice President of Dover and
                        President of Dover Resources, Inc.

Gary L. Roubos........  Chairman of the Board of Dover since August 1989; previously        1976
  58                    Chief Executive Officer (through May 1994) and President
                        (through May 1993) of Dover for more than five years; Director of Bell & Howell Holdings (information management); DOVatron
                        International Inc. (contract manufacturing); Omnicom Group, Inc.
                        (advertising); Scott Paper Company (paper products) and The
                        Treasurers Fund (financial management).

David G. Thomas.......  Chairman of the Fleming Enterprise Investment Trust Plc,            1979
  69                    (financial management); Director of Carlisle Companies,
                        Incorporated (industrial manufacturing) and Interface, Inc.
                        (carpet manufacturing).

Jerry W. Yochum.......   Vice President of Dover and President of Dover Diversified, Inc.   1994
  56

   During 1994, the Board of Directors held four meetings. The Board has three standing committees, namely an Audit Committee, a Compensation Committee and an Executive Committee.

   The Audit Committee is composed of three directors who are not employees of the Company. The functions of the Audit Committee consist of annually recommending to the Board of Directors the appointment of the independent auditors; reviewing with management and such auditors the 1995 Plan and results of the auditing engagement; and reviewing management's program for ensuring the adequacy of Dover's system of internal accounting controls. In 1994, the Audit Committee held three meetings. Current members of the Audit Committee are Anthony J. Ormsby (Chairman), Jean-Pierre M. Ergas (replacing Michael C. Devas who retired in August 1994), and James L. Koley.

   The Compensation Committee is composed of three directors who are not employees of the Company. It approves compensation for corporate executive officers, grants, awards and payouts under the stock option plan and performance program and minor compensation plan changes. In 1994, the Compensation Committee held two meetings. Its current members consist of John
F. Fort (Chairman), Magalen O. Bryant and David G. Thomas.

   The Executive Committee is composed of six directors. The Executive Committee is generally empowered to act unanimously on behalf of the Board and meets or otherwise takes action on an as needed basis between the regularly scheduled quarterly Board meetings. The Executive Committee held two meetings during 1994. Current members of the Executive Committee are Gary
L. Roubos (Chairman), Magalen O. Bryant, John F. Fort, Anthony J. Ormsby, Thomas L. Reece and David G. Thomas.

   During fiscal year 1994, except for one director who missed one meeting, every director attended all of the meetings of the Board of Directors and Committees on which he or she served.

                           DIRECTORS' COMPENSATION

   Management directors receive no compensation for services as a director or as a member of any Committee. Each of the other directors receives a base fee of $27,000, plus an additional $10,000 a year if he or she is a member of the Executive Committee and an additional $3,000 if he or she is a member of the Audit Committee. Each of the other directors also receives $1,500 for each meeting attended.

   Effective February 3, 1994, a non-contributory, unfunded retirement plan for outside directors was adopted. Only outside directors with five or more years of service as a Dover director are covered. The retirement benefit commences at age 70, Dover's mandatory retirement age for directors, and continues for the lesser of such director's years of service on the Dover board or life. The annual retirement benefit is equal to the base fee at retirement (currently $27,000 per year), payable monthly. A director may elect an actuarially reduced joint and survivorship benefit. The benefit will be reduced by any other pension benefit received from Dover.

   James L. Koley is Chairman of Koley, Jessen, Daubman & Rupiper, P.C., a Nebraska law firm which has performed legal services on behalf of Dover.

                            EXECUTIVE COMPENSATION
                          SUMMARY COMPENSATION TABLE

   The Summary Compensation Table below shows all remuneration paid by Dover and its subsidiaries on an accrual basis to the Chief Executive Officer and the seven other most highly paid executive officers for services in all capacities for each of the five calendar years ended December 31, 1994, or such lessor period that a person was an executive officer.

                                                 Annual                Long-Term
                                           Compensation(1)(2)         Compensation
                                         --------------------- ------------------------
                                                                   Awards      Payouts
                                                               ------------ -----------
                                                                              Long-term
                                                                 Securities   Incentive        All
             Name and                                            Underlying     Plan          Other
        Principal Position          Year    Salary      Bonus    Options(#)    Payouts   Compensation(3)
- --------------------------------  ------ ----------- --------- ------------ ----------- ---------------
Gary L. Roubos .................... 1994   $750,000   $      0     13,460     $389,312      $ 43,993
  Chairman of the Board; CEO of     1993    610,000    300,000     15,770            0       250,240
  Dover until May 1994; President   1992    575,000    230,000     17,490        9,900       124,758
  of Dover until May 1993           1991    550,000    215,000     19,110       39,875        43,002
                                    1990    525,000    250,000     21,270      363,812        25,769

Thomas L. Reece ................... 1994    450,000    400,000      9,140      209,304        25,693
  CEO of Dover since May 1994;      1993    400,000    230,000      7,240            0        23,462
  Director and President of Dover   1992    350,000    140,000      8,030       90,214       318,580
  since May 1993; Director and      1991    312,500    130,000      6,290            0        17,160
  President of Dover Resources,     1990    300,000    130,000      6,250       55,348        18,624
  Inc. until May 1993

John B. Apple ..................... 1994    425,000    115,000      6,310            0        15,896
  Vice President of Dover;          1993    405,000    140,000      7,800            0        14,443
  Director and President of Dover   1992    405,000    145,000      9,030            0        15,971
  Elevator International, Inc.      1991    405,000    135,000      8,700       19,849        13,725
                                    1990    375,000    225,000      9,030      489,601        13,985

                                             [table continues on following page]

                                                Annual                Long-Term
                                           Compensation(1)(2)         Compensation
                                         --------------------- ------------------------
                                                                   Awards      Payouts
                                                               ------------ -----------
                                                                              Long-term
                                                                 Securities   Incentive        All
             Name and                                            Underlying     Plan          Other
        Principal Position          Year    Salary      Bonus    Options(#)    Payouts   Compensation(3)
- --------------------------------  ------ ----------- --------- ------------ ----------- ---------------
Lewis E. Burns ...................  1994    405,000    235,000     7,150       390,947        42,200
  Vice President of Dover;          1993    355,000    235,000     6,810             0       165,572
  Director and President of Dover   1992    323,000    125,000     7,240       104,310        98,877
  Industries, Inc.                  1991    315,000    110,000     6,080         1,125        38,120
                                    1990    290,000    125,000     5,870             0        10,590

Rudolf J. Herrmann ................ 1994    325,000    225,000     5,030       232,064         7,392
  Vice President of Dover;          1993    224,000    125,000     1,520        41,552         7,195
  Director and President of Dover
  Resources, Inc. since May 1993

John F. McNiff .................... 1994    320,000    240,000     6,170       175,392        25,697
  Vice President-Finance and        1993    305,000    190,000     7,020             0       319,500
  Treasurer of Dover                1992    290,000    152,000     7,880             0       118,990
                                    1991    282,500    145,000     8,720         4,644        17,284
                                    1990    275,000    170,000     9,110        18,675        17,936

John E. Pomeroy ................... 1994    340,000    210,000     5,980       432,818        35,292
  Vice President of Dover;          1993    295,000    195,000     5,750        19,916        43,556
  Director and President of Dover   1992    264,000    110,000     5,920             0       111,093
  Technologies, Inc.                1991    240,000     90,000     4,350             0        38,460
                                    1990    240,000     75,000     5,190             0        33,816
Jerry W. Yochum ................... 1994    365,000    220,000     6,430       445,814        58,818
  Director and Vice President       1993    315,000    210,000     6,450       277,313        43,051
  of Dover; Director and President  1992    290,000    140,000     7,780       144,000        87,272
  of Dover Diversified, Inc.        1991    275,000    175,000     5,870       215,418        70,619
                                    1990    250,000    150,000     6,180       193,049        38,134

- ------
(1) The bonus amount is determined as described in the Compensation Committee Report on page 10 of this proxy statement. Cash bonuses for the fiscal years shown have been listed in the year earned, and were generally paid in February of the following fiscal year.

(2) Perquisites and other personal benefits paid to each officer in each instance aggregated less than either $50,000 or 10% of total salary plus bonus, and accordingly are omitted from the table.

(3) Represents company contributions to the Dover Savings and Investment Plan, annual increase in the Company's obligation to participants under the Executive Deferred Income Plan or similar accrual, Company payments to other defined contribution plans, Company paid insurance premiums on split-dollar term life insurance and payments for financial counseling. For 1994, these amounts are detailed as follows:

                                 Executive      Other
                        Dover    Deferred      Defined
                       Savings    Income     Contribution   Insurance   Financial
      Name              Plan       Plan         Plans       Premiums    Counseling    Total
- -------------------  --------- ----------- -------------- ----------- ------------ ---------
G. L. Roubos ......   $7,392     $36,601                                            $43,993
T. L. Reece .......    7,392      18,301                                             25,693
J. B. Apple .......    3,696      12,200                                             15,896
L. E. Burns .......    3,696      31,454      $ 7,050                                42,200
R. J. Herrmann ....    7,392                                                          7,392
J. F. McNiff ......    7,392      18,301                                             25,697
J. E. Pomeroy .....    6,006      15,250       14,037                                35,293
J. W. Yochum ......    7,392      36,601                    $5,570       $9,255      58,818

                STOCK OPTION PLAN AND CASH PERFORMANCE PROGRAM

   The Company had an Incentive Stock Option Plan and Cash Performance Program, adopted in 1984 and extended one year through January 1995, which provided for stock options coordinated with performance awards. At the time of grant, allocations were made such that of each combined award, greater emphasis was given to cash performance awards at the operating level and greater emphasis was given to stock options at the corporate level. Information on stock option grants made in 1994, stock option exercises during 1994, year end option grant values and cash performance awards granted for the three-year period ended in 1997 are shown in the tables below. For calendar year 1994 payouts on prior cash performance awards, see the Summary Compensation Table on page 5. For stock option awards made in February 1995, subject to stockholder ratification, see page 15.

                     OPTION GRANTS IN LAST CALENDAR YEAR

                          Number of     % of Total
                          Securities      Options
                          Underlying    Granted to     Exercise                       Grant Date
                           Options     Employees in     Price       Expiration         Present
        Name            Granted(#)(1)  Calendar Year  ($/Share)        Date          Value($)(2)
- ----------------------  ------------ --------------- ---------- -----------------   ------------
Gary L. Roubos .......     13,460          6.9         $59.50    February 27, 2004    $230,704
Thomas L. Reece ......      9,140          4.7          59.50    February 27, 2004     156,660
John B. Apple ........      6,310          3.2          59.50    February 27, 2004     108,153
Lewis E. Burns .......      7,150          3.7          59.50    February 27, 2004     122,558
Rudolf J. Herrmann ...      5,030          2.6          59.50    February 27, 2004      86,214
John F. McNiff .......      6,170          3.2          59.50    February 27, 2004     105,754
John E. Pomeroy ......      5,980          3.1          59.50    February 27, 2004     102,497
Jerry W. Yochum ......      6,430          3.3          59.50    February 27, 2004     110,210

- ------
(1) The options become exercisable on January 27, 1997.

(2) The modified Black-Scholes model used to calculate the hypothetical values at date of grant considers a number of factors to estimate the option's present value, including the stock's historic volatility calculated using the average daily market price of the Company's common stock over a one year period prior to the grant date, the exercise period of the option, interest rates and the stock's expected dividend yield. This resulted in a range of discount values, and Dover's compensation consultant opined that a value for industrial companies like Dover of 40% of grant price was appropriate. The assumptions used in the model for this valuation were:

average stock price volatility -- 28%; exercise period -- 5 years; interest rate -- 7 1/2%; and dividend yield -- 0%. In addition, the Black-Scholes model assumes an option is not cancelable and can be sold at any time for cash. Since those assumptions are not applicable here, the Company reduced grant prices an additional 18% based upon its ten year historical cancellation rates and another 10% based upon the Company's expectation that, except in cases of unusual need, shares acquired through the exercise of options are to be held by participants for the duration of their employment with Dover. This resulted in a final grant value of $17.14 per share.

 AGGREGATED OPTION EXERCISES IN LAST CALENDAR YEAR AND YEAR-END OPTION VALUES

                                                Number of Securities
                                                     Underlying        Value (1) of Unexercised
                        Shares                 Unexercised Options at  In-The-Money Options at
                       Acquired                      Year End(#)             Year End($)
                                              ----------------------- ------------------------
                          on        Value(1)                  Unexer-                 Unexer-
        Name         Exercise (#) Realized ($)  Exercisable   cisable   Exercisable   cisable
- ------------------  ------------ ------------ ------------- --------- ------------- ----------
Gary L. Roubos ....        --            --       100,083     47,591    $1,973,891    $329,124
Thomas L. Reece ...        --            --        31,935     23,580       625,644     150,851
John B. Apple  .....    7,245       185,679        35,342     23,580       645,638     167,818
Lewis E. Burns ....        --            --        32,047     21,568       633,739     137,976
Rudolf J. Herrmann         --            --         5,377      8,324        95,230      31,777
John F. McNiff ....     7,758       201,278        37,753     21,460       697,012     147,759
John E. Pomeroy ...        --            --        25,408     17,956       500,486     113,934
Jerry W. Yochum ...     7,779       182,613         7,984      8,423       187,056      31,777

- ------
(1) Calculated by determining the difference between the exercise price and the closing market price of Dover common stock (as reported on the New York Stock Exchange-Composite Transactions) for the exercise dates or December 31, 1994, as the case may be.

            LONG-TERM INCENTIVE PLAN AWARDS FOR CALENDAR YEAR 1995
                    (SUBJECT TO STOCKHOLDER RATIFICATION)

                                          Performance or   Estimated Future
                                           Other Period   Payouts Under Non-
                          February 1995  Until Maturation    Stock Price
        Name                  Award         or Payout       Based Plans(1)
- ----------------------  --------------- ---------------- ------------------
Gary L. Roubos .......     $ 16,550        1995 - 1997        $ 16,550
Thomas L. Reece ......      213,675        1995 - 1997         213,675
John B. Apple ........      251,708        1995 - 1997         251,708
Lewis E. Burns .......      305,168        1995 - 1997         305,168
Rudolf J. Herrmann ...      278,438        1995 - 1997         278,438
John F. McNiff .......       79,063        1995 - 1997          79,063
John E. Pomeroy ......      267,300        1995 - 1997         267,300
Jerry W. Yochum ......      267,300        1995 - 1997         267,300

- ------
(1) The actual cash payout at the end of the three year performance measurement period will be equal to the award amount multiplied by a percentage which is derived from a performance matrix, or table, which uses two performance parameters, namely: 1. (a) real (inflation adjusted) growth in earnings per share, or (b) real growth in operating earnings; and 2. (a) return on equity or (b) return on investment (ROI).

   There will be no payout if growth in earnings is not achieved; there will be no payout if return on equity or ROI is less than 10 percent. Moreover, the earnings in the base year (the year preceding the award year) from which earnings growth is measured may not be less than an amount equal to 10 percent of equity or 10 percent of ROI.

   There is a $2 million limit on the amount of any annual individual payout, and the aggregate payout at each appropriate business unit may not exceed an amount equal to 20% of average annual nominal earnings increase over the three year performance period. The same plan is applied to three separate "Business Units" as follows: (a) the entire company for corporate officers,
(b) the market segment subsidiaries for their respective officers, and (c) operating businesses for their respective officers.

   Given the foregoing, the range of payouts is large. For the past five years, the amounts shown in the Payout Column of the Summary Compensation Table represent percentage payouts from zero to 526% of the award given three years prior to the year of the payout. Accordingly, the amounts shown in this column, payable in February 1998, have been set at 100% of the February 1995 grants, which would represent a 100% achievement on the aforementioned matrix. This could be achieved with real average annual earnings growth of 7% and a ROI/Return on Equity of 13% over the three-year performance period, or various other similar combinations of growth and ROI.

                               RETIREMENT PLANS

   Dover has many non-contributory defined benefit and defined contribution pension plans covering substantially all employees of the Company and its domestic and foreign subsidiaries. Dover also has an unfunded Supplemental Executive Retirement Plan and other similar unfunded retirement programs ("SERPs") which provide retirement benefits for eligible employees including certain officers of Dover and its subsidiaries. Pursuant to those plans, payments will be made at the appropriate time (e.g., retirement) to such officers and other plan participants.

   Benefits under various defined benefit plans and SERPs are based generally upon final average compensation, defined as the highest 60 months of compensation out of the last 120 months and on the years of benefit service. Compensation for plan purposes includes salary and annual bonus but excludes any payments under the cash performance award program or stock option bonuses. Generally, vesting occurs after completion of five years of employment subsequent to age 18. The following table shows the estimated annual benefits payable upon retirement to persons in the specified remuneration and years of service classifications. The years of covered employment for eligible persons named in the Summary Compensation Table are:
Mr. Roubos 19, Mr. Reece 22, Mr. Apple 31, Mr. Burns 25, Mr. Herrmann 6, Mr. McNiff 12, and Mr. Yochum 12. All of these persons are vested. The benefit amounts listed in the table do not include Social Security Benefits to which the covered employee may be entitled.

                              PENSION PLAN TABLE

                                               Years of Service
                            -----------------------------------------------------
Final Average Compensation      15         20         25         30         35
- --------------------------  --------- ---------- ---------- ---------- ----------
      $  400,000            $ 87,000   $116,000   $144,900   $173,900   $202,900
         500,000             109,500    146,000    182,400    218,900    255,400
         600,000             132,000    176,000    219,900    263,900    307,900
         700,000             154,500    206,000    257,400    308,900    360,400
         800,000             177,000    236,000    294,900    353,900    412,900
         900,000             199,500    266,000    332,400    398,900    465,400
       1,000,000             222,000    296,000    369,900    443,900    517,900
       1,100,000             244,500    326,000    407,400    488,900    570,400

                           TERMINATION ARRANGEMENTS

   The Company has agreements with Mr. Roubos, Mr. Reece and other officers including those shown on the Summary Compensation Table designed to encourage each such officer to continue to carry out his duties with the Company in the event of a potential change of control of the Company. For purposes of these agreements (and under the 1995 Plan and the 1984 Plan as well), a "change of control" occurs generally when (a) a person becomes beneficial owner of 20% or more of the Company's common stock, (b) as a result of a business combination or tender offer, a majority of the Board of Directors changes, or
(c) the stockholders approve a merger or other business combination, as a result of which the Company ceases to be an independent public company. The agreements provide that if within eighteen (18) months following a change of control of the Company the officer's employment is terminated either by the Company for other than cause or disability or by such officer for good reason, then such officer will receive a lump sum payment equal to: (1) the highest base salary (but not bonus or any other compensation) received by such officer in any of the most recent five years, or (2) if such officer is then more than 45 years old and has been with the Company for more than three years the lump sum payment will equal twice such base salary. Also, in the event of a change of control, the present value of certain unfunded deferred compensation plans will be paid immediately to such officers in a lump sum, and the exercisability of stock options held for more than six months will be accelerated.

   The Internal Revenue Code of 1986, as amended (the "Code"), imposes certain excise taxes on, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon certain changes in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation, and have an aggregate present value of at least three times the individual's annualized includable compensation for the base period, as defined in the code. Although Dover payments would not be expected to reach this amount, the agreements limit the compensation payments thereunder to amounts which can be paid by the Company without adverse tax consequences.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee (the "Committee") of the Board of Directors is composed entirely of independent outside directors. The Committee approves annual compensation for corporate executive officers, administers the Dover incentive stock option and cash performance program and any minor changes in other compensation programs. From time to time, but not less than once every five years, the Committee reviews studies done by its independent compensation consultant as to the competitiveness of the Company's overall executive compensation program. This was done in 1994 and the results of that review are reflected in this report.

A. EXECUTIVE COMPENSATION POLICY

   The Committee's basic overriding compensation principle is that compensation at the corporate level, the independent subsidiary level, and at the operating president level should be linked to total return to stockholders generally and relative to other comparable companies. The Committee also believes that all compensation, i.e., annual, medium term and long term, should be closely aligned to the performance of the business over which the executive has the most control. This is done annually with salaries and bonuses, on a medium-term (three-year) basis with the cash performance program, and on a long-term basis with stock options. The relative "mix" of medium- and long-term opportunity is also adjusted with increasingly larger percentage allocated to long-term reward potential the higher the recipient is in the organization. Performance awards and stock option grants are annual, but payouts on cash awards, if earned, occur three years later and options generally have a 10-year term, but are not exercisable for three years. With respect to pensions and other benefit type programs, the Committee has set a target at the median of comparable companies. Substantially all compensation to be paid to the executive officers for 1995 is expected to qualify for deductibility for federal income tax purposes under Section 162(m) of the Code.

   Annual Compensation: The Committee reviews the Company's performance annually. The compensation programs of the Company are highly leveraged on the basis of performance. The Company has for years performed in the top quartile as measured by the Management Compensation Services Project 777 database (the "Project 777 database"), which currently includes approximately 40% of the Fortune 500 Industrials. The Project 777 database includes a substantially larger number of companies than the peer index group referred to in connection with the Stock Performance Graph below. The average rank in the Project 777 database, which determines the overall standing, is the average of the following nine separate measurements: return on equity for one year and five years; return on capital for one year and five years; return on sales current year; return on assets one year and five years; and total capital return one and five years. As a result of the 1994 compensation review mentioned above, the Committee has determined that as long as the Company continues to perform in the top quartile, salaries and bonuses will be targeted at the 60th to the 75th percentile for all company executives. Should the Company's performance fall below that level, compensation targets will be adjusted downward. Annual bonuses vary with annual performance based upon earnings growth, return on investment and achievement of special company goals as well as the Committee's judgment of overall performance.

   Long-Term Compensation: Dover's management, the Committee and the Board of Directors believe that tangible (cash) and intangible (stock) incentives should be provided to key management at each of the three levels within the Company over some longer period of time. Given the different levels and opportunities to impact Dover's long-term growth, and hence benefit Dover's stockholders, Dover has had, and proposes this year to continue, a long-term compensation program including both stock options and cash incentive awards. Only officers and executives who are in a position to affect materially the profitability and growth of the Company are eligible for stock options and incentive awards. Both the 1984 Plan and the proposed 1995 Plan (discussed in greater detail below) basically provide a "mix" of the two incentives, with operating management receiving a substantial percentage of their respective gain opportunity in the form of cash incentive awards, and the executive officers receiving a substantial portion of their opportunity in the form of stock options. The basic calculation begins with the individual's base salary and may include the most current annual cash bonus, which is then multiplied by a factor to determine the size of the incentive award (100% payout case) and the value of the stock option grant, which is then converted into shares. For the officers identified in the Summary Compensation Tables above, the cash incentive awards under the 1984 Plan were based on multiples ranging from .18 to .29, and the number of shares granted under the 1994 Plan was based on a multiple ranging from .67 to .88. The comparable multiples under the proposed 1995 Plan are .13 to .45, and .90 to 1.65, respectively. In all cases, the multiples were initially determined by an independent consultant, and confirmed by the Committee. Cash incentive awards are annual and prior awards are not considered by the Committee when current awards are made. Likewise, the number of shares that may be granted to each participant is not otherwise limited and prior grants are not considered by the Committee when current grants are awarded. The number of optionees in each annual grant averages just under one percent of the total number of Dover employees. The annual shares granted has averaged about 1/3 of 1% of shares outstanding over the past five years and was 1/2 of 1% in 1995. Dover expects that, except in cases of unusual need, shares acquired through options will be held by participants for the duration of their employment with the Company.

B. CHIEF EXECUTIVE OFFICER COMPENSATION

   Thomas L. Reece became Chief Executive Office in May 1994, succeeding Gary
L. Roubos who continues as Chairman. In February 1995, the Committee determined that given his reduced role in the active management of the Company, Mr. Roubos would receive no bonus for 1994 but would continue to receive a salary of $100,000, effective March 1, 1995, and be eligible to participate in stock option plans and cash performance award programs in the future. At the same time, the Committee decided that given Mr. Reece's promotion to the position of Chief Executive Officer in May 1994, a bonus of $400,000 should be paid to him for 1994 and that his salary be increased to $650,000 effective January 1, 1995. In addition, the proposed long-term cash incentive award and stock option grant under the proposed 1995 Plan are based on multiples of .20 and 1.65, respectively. These determinations were based upon: (a) outside independent compensation survey data, which places the compensation for Mr. Reece at the median range of the comparative group; (b) recommendations made by the Committee's independent compensation consultant who had been engaged by the Committee during 1994 to review executive short- and long-term compensation; (c) the 1994 earnings per share increase of 28%;
(d) the general business environment during 1994; and (e) a subjective judgment factor which is the prerogative of the Committee. Items a, b and c were given the greatest weight by the Committee.

Compensation Committee: John F. Fort, Chairman
                        Magalen O. Bryant
                        David G. Thomas

                           STOCK PERFORMANCE GRAPH

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
             DOVER CORPORATION, S&P 500 INDEX & PEER GROUP INDEX

                          TOTAL SHAREHOLDER RETURNS


  200-|-----------------------------------------------------------------------|
      |                                                                       |
      |                                                                       |
  190-|-----------------------------------------------------------------------|
      |                                                    &                  |
      |                                                                       |
  180-|-----------------------------------------------------------------------|
      |                                                    #                  |
      |                                                                       |
D 170-|-----------------------------------------------------------------------|
      |                                                                       |
      |                                                                   &   |
O 160-|-----------------------------------------------------------------------|
      |                                                                   #   |
      |                                                                   @   |
L 150-|----------------------------------------------------@------------------|
      |                                                                       |
      |                                                                       |
L 140-|-----------------------------------------------------------------------|
      |                                        @&                             |
      |                                                                       |
A 130-|-----------------------------------------#-----------------------------|
      |                          @                                            |
      |                                                                       |
R 120-|--------------------------&--------------------------------------------|
      |                                                                       |
      |               &                                                       |
S 110-|-----------------------------------------------------------------------|
      |                          #                                            |
      |                                                                       |
  100-|--@&#------------------------------------------------------------------|
      |               @                                                       |
      |               #                                                       |
   90-|-----------------------------------------------------------------------|
      |                                                                       |
      |                                                                       |
   80-|--|------------|-----------|-------------|-----------|-------------|---|
      Dec-89       Dec-90       Dec-91       Dec-92       Dec-93        Dec-94
                                   Years Ending

       S&P 500 Index = @        Dover Corp. = &             Peer Group = #

This graph assumes $100 invested on December 31, 1989 in Dover Corporation common stock, S&P 500 index and a peer group index. Each mark on the axis displaying the years 1989 through 1994 represents December 31 of that year. The peer index consists of the following: ABC Rail Products CP, ABS Ind. Inc., ACX Technologies Inc., American Locker Group, Amtrol Inc., Atchison Casting CP, Besicorp Group, Bliss & Laughlin Ind., Chart Ind., Chemi-Trol Chemical Co., Commercial Intertech CP, Commercial Metals Co., Cryenco Sciences Inc., Denovo CP, Douglas & Lomason Co., Dover CP, Dynamic Materials Corp., Eastern Co., Elco Ind. Inc., Explosive Fabricators, Fansteel Inc., General Cable, Graham CP, Howell Ind. Inc., Insteel Ind. Inc., Internat Aluminum CP, Johnstown American Ind., Magnetic Technologies CP, Material Sciences CP, Met-Coil Systems CP, Milastar CP, MLX CP, Moog Inc. CL A, Omni U.S.A. Inc., Palmer Tube Mills Ltd., Pitt-Des Moines Inc., Publicker Ind., RB&W CP, Rexnord CP, Semicon Packing Material, Steel Technologies Inc., Synalloy CP, Temtex Ind. Inc., Thermal Ind., Thermodynetics Inc., Trimas CP, Trinity Ind., Varlen CP, Wyman-Gordon Co., and Zero CP.

* Total return assumes reinvestment of dividends.

     2.  PROPOSAL TO RATIFY AND APPROVE 1995 INCENTIVE STOCK OPTION PLAN
                         AND CASH PERFORMANCE PROGRAM

   Dover has had in effect for eleven years the 1984 Plan which expired January 30, 1995. At the time of its expiration, the Board of Directors believed that a similar replacement plan should be put into place, and asked that the Committee review the matter and make recommendations.

   As a result of an independent 1994 compensation study, the Committee concluded that the general design of the 1984 Plan was satisfactory and well understood. However, there was a recognition that long-term incentives to encourage real (net of inflation) growth in earnings needed to be enhanced. As a result, the Committee concluded that the total economic value potential of both stock option grants and cash performance awards needed to be increased, particularly for presidents of operating companies. In addition, the "mix" of incentives needed to be weighted more heavily towards stock options at higher executive management levels.

   Accordingly, in February 1995 the Committee recommended that the Board approve a new incentive compensation program, the 1995 Plan, which is similar in design to the 1984 Plan. At the same time, the Committee recommended that total long-term incentives be increased, particularly at the operating company presidents' level, and a greater weight be given toward stock options at the corporate levels. At its meeting in February 1995, the Board of Directors adopted the new 1995 Plan. The 1995 Plan is subject to ratification and approval by the stockholders, and no grants will become finalized under the 1995 Plan unless such ratification and approval are obtained. Assuming stockholder approval and ratification, the Compensation Committee has approved grants under the proposed 1995 Plan, which are detailed below. On March 8, 1995, the closing price of Dover's Common Stock on the New York Stock Exchange was $ 59.75 a share.

   The following plan summary is qualified in its entirety by reference to the full text of the 1995 Plan, which is attached to the Proxy Statement as Exhibit A.

                                   GENERAL

   Participation in the 1995 Plan will be offered only to a limited group of salaried officers and other key personnel of Dover and its subsidiaries who are in a position to affect materially the profitability and growth of Dover and its subsidiaries and on whom major responsibility rests for the present and future success of Dover. Directors of Dover who are salaried officers and other key employees are eligible under the 1995 Plan. The Board believes that the 1995 Plan will provide these key personnel with a long-range inducement to remain with Dover and to encourage them to increase their efforts to make Dover and its subsidiaries successful.

   As with the prior 1984 Plan, the new 1995 Plan will be administered by the Committee, substantially as described in the Committee Report on pages 10-12. The only substantive difference is that under the 1995 Plan, based on the 1994 compensation report discussed above, the Committee has approved 1995 option grants and cash incentive awards which are generally at higher levels to consciously increase the incentive for management at all levels to encourage stronger growth initiatives. At present, there are approximately 250 persons who might be considered by the Committee for grants of and participations under the 1995 Plan. This number will vary from time to time during the existence of the 1995 Plan.

                              STOCK OPTION PLAN

   A maximum aggregate of 5,000,000 shares of Common Stock will be reserved for issue under the 1995 Plan pursuant to grants of options to purchase stock which may be made at any time or from time to time before January 30, 2005 by the Committee (or such other committee of the Board of Directors as the Board of Directors may designate). This maximum number is subject to adjustments resulting from stock dividends, stock splits, recapitalizations, reorganizations and other similar changes.

   Options granted under the 1995 Plan may be either options intended to qualify as incentive stock options ("ISO's") under Section 422 of the Code or options not intended to so qualify (non-qualified stock options). Options will have a term not exceeding ten years, will become exercisable after three years and cannot be granted for more than 150,000 shares annually to a single recipient. The shares may either be treasury or unissued stock. The option price for shares covered by any option will be determined by the Committee but shall in no event be less than the "fair market value" of such shares (i.e., the mean between the lowest and the highest sales price per share of common stock on the New York Stock Exchange-Composite Transactions) on the date the option is granted. The purchase price for the shares upon exercise of the option may be paid in whole or in part by cash or by transfer to Dover at the time the option is exercised of shares of its common stock owned by the option holder in exchange for all or any of the shares being purchased. The value per share of the shares so transferred to Dover to be credited toward the purchase price will be the "fair market value" on the date the option is exercised.

   Pursuant to the 1995 Plan, the Committee may elect to present to the Board of Directors for approval a loan program to encourage earlier option exercises and greater holding of stock throughout a grantee's employment with Dover. The Plan indicates that if a loan program were instituted, it would generally provide for market rate interest, collateralized full recourse loans in amounts equal to the exercise price plus related taxes (if any) triggered by such exercise. For further details, see Paragraph 15 of the Plan.

   Generally, stock options are not transferable, except for non-qualified options which may be transferred to members of the holder's immediate family (or a trust for the benefit of one or more of such family members), provided such transfer can only occur once during the option holder's lifetime. In the event of death or permanent disability, the option holder or his/her estate shall have five years to exercise options exercisable at the time of death or permanent disability. In the event of retirement on or after age 65 (or earlier if approved by the Committee), the option holder has five years to exercise options which are or may become exercisable within five years of such retirement. Where the option holder voluntarily or involuntarily resigns, the holder has three months to exercise options then exercisable, except where the holder is terminated for cause, in which event the options terminate immediately with such termination of employment. Where there is a "change of control" as defined generally above on page 10, all options may become immediately exercisable.

   Subject to stockholder approval of the 1995 Plan, on February 2, 1995, the Committee has granted stock options with an exercise price of $56.875 per share, expiring February 2, 2005, to the following individuals and groups:
Gary L. Roubos, 2,354; Thomas L. Reece, 30,397; John B. Apple, 8,985; Lewis
E. Burns, 10,894; Rudolf J. Herrmann, 9,940; John F. McNiff, 11,247; John E. Pomeroy, 9,542; Jerry W. Yochum, 9,781; all Executive Officers as a Group, 110,409; and all Employees, including Non-Executive Officers, as a Group, 321,901. All these options become exercisable on February 2, 1998.

                           CASH PERFORMANCE PROGRAM

   The 1995 Cash Performance Program is very similar to its predecessor, the 1984 Cash Performance Program, except that the cash award potential is larger if the long-term growth objectives are achieved. Under the 1995 Plan, the Committee may grant a participant the opportunity to earn a cash performance payment conditional upon the attainment, during a performance period of not less than three years, of objective performance goals designed to reward long-term growth and return on investment. Performance goals with respect to each performance period are pre-established by the Committee and are based on one or more of the following factors, as they apply to the Company as a whole, to an independent subsidiary or to an operating company: earnings per share, operating earnings, return on equity, and return on investment. No participant may receive a cash performance payment greater than $2,000,000. A performance payment is made only upon certification by the Committee that the applicable performance target has been attained, and no performance payments will be made unless shareholder approval and ratification of the 1995 Plan are obtained.

   The Committee established under the 1984 Plan that the maximum amount payable to any individual company, or business unit, could not exceed twenty percent (20%) of the aggregate real average annual earnings growth improvement of that unit over a three-year period. The Committee has adopted the same limitation for proposed awards made in February 1995, which, subject to stockholder ratification of the 1995 Plan, are summarized on pages 8 and 9 above. The awards, if earned, would be paid in February 1998.

   The Committee has the discretion to decrease the amount payable upon the attainment of a performance goal to take into account the effect of any unusual, non-recurring circumstance, but has the discretion to increase the amount payable to take into account such effect only if such discretion would not adversely affect the compensation's status as "qualified performance-based compensation" for purposes of Section 162(m) of the Code.

   In the event of a participant's normal retirement on or after age 65 (or at an earlier retirement date approved by the Committee) before performance payment is made, the participant will receive the full performance payment as if he/she has not retired. In the event of a participant's death, permanent disability, or approved termination of employment before the date of payment of an award, or in the event a participant otherwise ceases to be an employee (other than for cause) after the performance period but before the payment date, the participant will receive a prorated payment based on the number of months the performance period during which he/she was employed. The termination of a participant's employment under any other circumstances will cancel his/her right to receive a cash performance payment.

                       FEDERAL INCOME TAX CONSEQUENCES

   The grant of a stock option will not result in income tax consequences at the time of grant for the optionee or the Company. The grantee will have no taxable income upon exercising an ISO, although the alternative minimum tax may apply, and the Company will receive no deduction when an ISO is exercised. Upon exercising a non-qualified stock option, the grantee will recognize ordinary income in the amount by which the fair market value exceeds the option price; the Company will be entitled to a deduction against its taxable income for the same amount. The treatment to a grantee of a disposition of shares acquired through the exercise of an option is dependent upon the length of time the shares have been held and on whether such shares were acquired by exercising an ISO or a non-qualified stock option. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an ISO before the applicable ISO holding periods have been satisfied. In the event a grantee's employment terminates by reason of retirement or permanent disability, any ISO's held by the grantee will generally be treated as non-qualified stock options if exercised more than three months (one year in the case of disability) following such termination of employment.

   The initial grant of a participation in the Cash Performance Program consisting of contingent future rights to cash after the completion of the performance measurement period will not result in taxable income to the individual at the time of the initial grant. At the time Dover pays a cash award, the amount of the cash will constitute compensation taxable to the individual as ordinary income, and Dover will be entitled to a deduction in computing its Federal income taxes for the year taxable to the individual.

                              OTHER INFORMATION

   The Board may amend the 1995 Plan as it deems advisable, except that stockholder approval is required for any amendment that would otherwise cause the 1995 Plan not to comply with Rule 16b-3 under the Exchange Act. The Committee may amend outstanding grants consistent with the 1995 Plan if the amendment does not impair the grantee's rights or upon the agreement of the grantee.

   In the event of a "change of control", in order to preserve all of the grantee's rights the following shall occur, the Committee may provide in the grant or award agreement that: (i) any outstanding stock options not already exercisable shall become immediately exercisable; (ii) outstanding performance awards shall be vested and paid out on a prorated basis, based on the maximum award opportunity and the number of months elapsed compared to the total number of months in the award period; and (iii) in the event of termination of employment of a grantee of a stock option within two years after the Change of Control, the option will remain exercisable for three months after such termination, provided that no option may be extended beyond a 10-year total term.

                                RECOMMENDATION

   The Board of Directors recommends ratification and approval of the 1995 Plan by the stockholders. The proxies will vote for or against the 1995 Plan as specified by the stockholder in his Proxy but, unless otherwise instructed, they will vote to ratify and approve the 1995 Plan. To be effective, the 1995 Plan must be approved by a majority of the total number of outstanding shares of stock present in person or by proxy and entitled to vote at the meeting.

             3.  PROPOSAL TO RATIFY AND APPROVE A LOAN PROVISION
              AMENDMENT TO THE 1984 INCENTIVE STOCK OPTION PLAN

   Consistent with the proposed 1995 Plan, the Committee and the Board have approved an amendment to the 1984 Plan which is designed to allow the possibility of loans to facilitate employees exercising stock options already granted under that Plan. While no such loan program is currently offered, the Committee believes that having such a loan program in the future could encourage the earlier exercise of options and hence increase the stock ownership of executives and other key managers, which is consistent with the purposes of the 1984 Plan, and its successor, the 1995 Plan.

                                RECOMMENDATION

   The Board of Directors recommends approval of the loan provision amendment to the 1984 Plan by the stockholders. The proxies will vote for or against the amendment as specified by the stockholder in his Proxy but, unless otherwise instructed, they will vote to ratify and approve the amendment. To be effective, the amendment to the 1984 Plan must be approved by a majority of the total number of outstanding shares of stock present in person or by proxy and entitled to vote at the Meeting.

                               4. OTHER MATTERS

   Management does not know of any other business to be taken up at the annual meeting. If, however, any other business properly comes before the meeting or any adjournments thereof, the persons named as proxies will vote the shares covered by a proxy in accordance with their best judgment on such matters.

                STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

   Stockholder proposals properly included in Dover's proxy statement must be received by Dover at its principal executive offices, 280 Park Avenue, New York, NY 10017 by November 15, 1995. All other stockholder proposals, including nominations for directors, must be received by Dover not less than 60 days nor more than 90 days prior to the Meeting, which is scheduled for April 30, 1996.

Dated: March 15, 1995
                         By authority of the Board of Directors,
                                                             ROBERT G. KUHBACH
                                                                     Secretary

                                                                     EXHIBIT A
                              DOVER CORPORATION
                       1995 INCENTIVE STOCK OPTION PLAN
                                     AND
                        1995 CASH PERFORMANCE PROGRAM
                           A. PURPOSE AND SCOPE OF
                               PLAN AND PROGRAM

   1. Purpose. The 1995 Incentive Stock Option Plan (the "Plan") and 1995 Cash Performance Program (the "Program") are intended to promote the long-term success of Dover Corporation by providing salaried officers and other key employees of Dover Corporation and its subsidiaries, on whom major responsibility for the present and future success of Dover Corporation rests, with a long-range inducement to remain with the organization and to encourage them to increase their efforts to make the Dover Corporation successful. The term "Corporation" shall mean Dover Corporation and any present or future corporation which is or would be a "subsidiary corporation" of Dover Corporation as defined in Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), unless the context requires otherwise.

   2. Successor Plan and Program. The Plan and the Program are successors to the 1984 Incentive Stock Option Plan and Cash Performance Program
(hereinafter the "Predecessor Plans"). No further grants of options or incentive awards may be made under the Predecessor Plans. Options and incentive awards under the Predecessor Plans shall be administered pursuant to the provisions of those respective Plans.

   3. Administration. The Plan and the Program shall be administered and interpreted by the Compensation Committee (or such other Committee of the Board of Directors as the Board may designate if there is no Compensation Committee; hereinafter the "Committee"), consisting of not less than three persons appointed by the Board of Directors of the Corporation from among its members. A person may serve as a Committee member provided he or she shall comply in all respects with any qualifications required by law, including specifically being a "disinterested person" for purposes of the rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an "outside director" for purposes of Section 162(m) of the Code. The Committee will have sole and complete authority to administer all aspects of the Plan and the Program, including but not limited to: (a) determining the individuals eligible to receive options under the Plan and/or to participate in the Program; (b) granting options and participations; (c) determining the number of options and the amount of participations to be granted to any such eligible individuals at any time or from time to time;
(d) determining the terms and conditions under which grants and participations will be made; and (e) determining whether objectives and conditions for performance bonuses have been met. The Committee may, subject to the provisions of the Plan and Program, from time to time establish such rules and regulations as it deems appropriate for the proper administration of the Plan and the Program. The Committee's decisions shall be final, conclusive and binding with respect to the interpretation and administration of the Plan and the Program and any grants or awards made thereunder.

   4. Eligibility. Grants may be made to any employee of the Corporation who is a salaried officer or other key employee, including salaried members of the Board of Directors (hereinafter sometimes referred to as "participants"). The Committee shall select the participants eligible and determine the terms of the grants and participations to each.

                           B. THE STOCK OPTION PLAN

   5. Shares Available for Grant. 5,000,000 shares of Common Stock of Dover Corporation (the "Common Stock") will be reserved for issuance upon exercise of options to purchase Common Stock granted under the Plan, which options may be granted at any time prior to January 30, 2005. These maximum numbers are subject to appropriate adjustment resulting from future stock splits, stock dividends, recapitalizations, reorganizations and other similar changes to be computed in the same manner as that provided for in Paragraph 14 below. If any option granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of unpurchased shares under such option will again be available for the purpose of the Plan.

   6. Stock Options. Options granted under the terms of this Plan shall be designated as either "non-qualified" stock options or "incentive" stock options within the meaning of Section 422 of the Code, and shall contain such terms and conditions as the Committee may from time to time determine, subject to the following limitations:

       (a) Option Price. The option price for shares covered by any option will be determined by the Committee, but shall in no event be less than the fair market value of such shares on the date the option is granted. The fair market value will be construed to be the average of the high and low sales price of the Common Stock on the New York Stock Exchange (the "Exchange") on the date the option is granted by the Committee or, if no sales have occurred on that date, such value will be the closing price on the Exchange on the trading day next preceding the granting of the option.

       (b) Option Exercise Period. The term of each option will be for such period as the Committee may determine, but in no event may an option be exercised more than 10 years following the granting thereof.

       (c) Rights of Option Holder. A recipient of stock options shall have no rights as a stockholder with respect to any shares issuable or transferable upon exercise thereof until the date of issuance of a stock certificate for such shares. Except as specifically set forth in Paragraph 14 below, no adjustment shall be made for dividends or other distributions of cash or other property on or with respect to shares of stock covered by these options paid or payable to holders of record prior to such issuance.

       (d) Limits on Individuals. Options on a maximum number of 150,000 shares may be granted each year to a single participant. The aggregate fair market value (determined on the date of grant) of Common Stock with respect to which a participant is granted incentive stock options (including incentive stock options granted under any Predecessor Plan) which first become exercisable during any given calendar year shall not exceed $100,000.

   7. Exercise of Option. Stock options may be exercised at such time or times and subject to such terms and conditions as the Committee shall determine and are specified in the options instrument, not inconsistent with the terms of the Plan; provided, however, that except as set forth in Paragraphs 11 and 14, no option may be exercised prior to the third anniversary of such Option grant and any partial exercise of an option shall be for not less than 500 shares. To exercise an option, the option holder must give written notice to the Corporation of the number of shares to be purchased accompanied by payment of the full purchase price of such shares as set forth in Paragraph 8. The date of actual receipt by the Corporation of such notice and payment shall be deemed the date of exercise of the option with respect to the shares being purchased and the stock certificates therefor shall be issued as soon as practicable thereafter. The shares to be issued upon exercise of an option will be either treasury or authorized and unissued stock, in the sole discretion of the Corporation.

   8. Payment. Payment of the option exercise price must be made in full at the time of exercise (a) by check made payable to the Corporation, (b) if available, through the Loan Program (as hereinafter described), (c) by transfer to the Corporation of shares of Common Stock owned by the participant or (d) with a combination of the foregoing. If payment is made by the transfer of shares, the value per share of the shares so transferred to the Corporation to be credited toward the purchase price will be the average between the high and the low sales price per share of Common Stock on the Exchange on the date the option is exercised or, if no sales have occurred on that date, such value will be the closing price per share on the Exchange on the trading day next preceding the exercise of the option. The shares transferred to Dover will be added to the Corporation's treasury shares or canceled and become authorized and unissued shares.

   9. Option Transfers. The options granted under this Plan may not be sold, transferred, hypothecated, pledged or otherwise disposed of by any of the holders except by will or by the laws of descent and distribution, or as otherwise provided herein. The option of any person to acquire stock and all rights thereunder shall terminate immediately if the holder attempts to or does sell, assign, transfer, pledge, hypothecate or otherwise dispose of the option or any rights thereunder to any other person except as permitted herein. Notwithstanding the foregoing, a participant may transfer any non-qualified option granted under this Plan to members of the holder's immediate family (defined as a spouse, children and/or grandchildren), or to one or more trusts for the benefit of such family members if the instrument evidencing such option expressly so provides and the option holder does not receive any consideration for the transfer; provided that any such transferred option shall continue to be subject to the same terms and conditions that were applicable to such option immediately prior to its transfer (except that such transferred option shall not be further transferred by the transferee during the transferee's lifetime).

   10. Registration. The Corporation will stamp stock certificates delivered to the stockholder with an appropriate legend if the shares are not registered under the Securities Act of 1933, as amended (the "Act"), or are otherwise not free to be transferred by the holder and will issue appropriate stop-order instructions to the transfer agent for the Common Stock, if and to the extent such stamping or instructions may then be required by the Act or by any rule or regulation of the Securities and Exchange Commission issued pursuant to the Act.

   11. Effect of Death, or Permanent Disability or Retirement. If an option holder dies or becomes permanently disabled while employed by the Corporation, the option holder or such holder's estate or the legatees or distributees of such holder's estate or of the option, as the case may be, shall have the right, on or before the earlier of the expiration date of the option or sixty (60) months following the date of such death or permanent disability, to purchase under the option the number of shares, if any, which the option holder was entitled to purchase as of such date of death or permanent disability. If an option holder retires at or after age 65 (or at an earlier retirement date approved by the Committee), the option holder shall have the right, on or before the earlier of the expiration date of the option or sixty (60) months following the date of such retirement, to purchase shares under any options which at retirement are, or within sixty
(60) months following retirement would become, exercisable.

   12. Voluntary or Involuntary Termination. If any option holder's employment with the Corporation is voluntarily or involuntarily terminated for any reason, other than for reasons specified above or for "cause" (as defined below), the option holder shall have the right to purchase under the option the number of shares, if any, which such holder was entitled to purchase at the time of such termination at any time on or before the earlier of three (3) months following the effective date of such termination of employment or the expiration date of the option.

   13. Termination for Cause. If an option holder's employment with the Corporation is terminated for cause (defined as (a) a felony conviction of the option holder; (b) the commission by the option holder of an act of fraud or embezzlement against the Corporation; or (c) the option holder's willful misconduct or gross negligence materially detrimental to the Corporation ), the option shall be canceled and the holder shall have no further rights to exercise any such option and all of such holder's rights thereunder shall terminate as of the effective date of termination of employment.

   14. Effect of Stock Dividends, Merger, Recapitalization or
Reorganization. If any Common Stock dividend is paid by the Corporation, if any non-cash distribution if made by the Corporation as respects its Common Stock, if the shares of Common Stock are split or reclassified, if the Corporation should be reorganized or consolidated or merged with or into another corporation, or if all or substantially all the assets of the Corporation are transferred to any other corporation in a reorganization, each option holder shall be entitled, upon exercise of such holder's option, to receive for the same aggregate exercise price the same number and kind of shares of stock (to the nearest whole number) as he would have been entitled to receive upon the happening of such stock dividend, distribution, stock split, reclassification, reorganization, consolidation, merger or transfer, if he had been, immediately prior to such event, the holder of such shares. Outstanding options shall be appropriately amended as to price and other terms in a manner consistent with the aforementioned adjustment to the shares of Common Stock subject to the Plan. The Board of Directors shall have the power, in the event of any disposition of substantially all of the assets of the Corporation, its dissolution, any merger or consolidation, or the merger or consolidation of any other corporation into the Corporation, to amend all outstanding options to permit their exercise prior to the effectiveness of any such transaction and to terminate such options as of such effectiveness. If the Board of Directors shall exercise such power, all options outstanding shall be deemed to have been amended to permit the exercise thereof in whole or in part by the holder at any time or from time to time as determined by the Board of Directors prior to the effectiveness of such transaction and such options shall be deemed to terminate upon such effectiveness.

   15. Loan Program. Except in unusual circumstances, it is the Corporation's expectation that shares acquired through the exercise of options are to be held by participants for the duration of their employment with the Corporation. In order to help participants finance the exercise of their options and resulting income taxes, if any, the Corporation may provide for loans to Plan participants at any time and from time to time after May 1, 1995. If established by the Board, any loan program will be administered by the Committee and may apply to all existing unexercised options, with the exception of incentive options, and/or all future option grants, as the Committee shall decide. The terms of any loans shall be specified by the Committee, as they may deem appropriate, provided that the following terms shall apply:

       (a) The maximum amount of any loan cannot be greater than the option exercise price of the acquired stock, together with the amount of any taxes due as a result of such exercise, and in any event cannot exceed the fair market value of the acquired stock. In the event the participant chooses to satisfy all or a portion of the option exercise price by surrender, at fair market value, of other Common Stock already owned by the participant, the maximum amount of the loan will be reduced by the value of the stock surrendered.

       (b) Loans will be evidenced by promissory notes having a term of not more than ten (10) years, which notes shall be subject to further extension for additional periods of time not exceeding ten (10) years at each such extension. Prepayment of loan principal may not be required during the participant's employment with the Corporation and/or subsidiaries. Repayment in full must be made within one (1) month of termination of employment; however, this period is extended to six (6) months if employment ceases due to death, permanent disability or retirement. Loan prepayment may be made by the participant at the participant's discretion but, once reduced, the loan may not be subsequently increased.

       (c) The Corporation shall have the right to hold as collateral all stock acquired under a particular option instrument, regardless of the amount of the loan, until the loan is fully repaid. Such stock will be registered in the participant's name (or such other name as the Plan permits) so that the participant may vote the stock and receive the dividends applicable thereto, provided the loan is current.

       (d) The participant will be responsible for the full repayment of the loan, regardless of the value of the stock. However, no additional collateral for the loan will be required regardless of the fair market value of the stock.

       (e) Interest on the loan balance will be due quarterly, in arrears, and will be at a sufficient rate so as not to result in any imputed income to the participant under the terms of the Code.

   16. Change of Control. The terms of an option may provide for the acceleration of the option's exercisability in the event of a change of control (as defined in Paragraph 27 below) of the Corporation.

                         C. CASH PERFORMANCE PROGRAM

   17. Awards and Period of Contingency. The Committee may, concurrently with, or independently of, the granting of an option under the Plan, in its sole discretion, grant to a participant the opportunity to earn a cash performance payment, conditional upon the attainment of an objective performance goal during a performance period. The performance period shall be not less than three fiscal years of the Corporation, including the year in which the conditional grant is made. Any performance goal established by the Committee shall include an objective formula or standard for determining the amount of the performance payment payable to a participant if the goal is attained. The performance goal may be fixed by the Committee for the Corporation as a whole or for a subsidiary or division of the Corporation, depending on the Committee's judgment as to what is most appropriate for the individual involved, and shall be set by the Committee before the 90th day after the commencement of the period of services to which the performance payment relates. Performance goals shall be based on at least one or more of the following factors which the Committee deems appropriate, as they apply to the Corporation as a whole or to a subsidiary or a division: (a) earnings per share, (b) operating earnings, (c) return on equity and (d) return on investment. The performance goal with respect to a performance period will be the same for all persons within the same business unit. The material terms of the performance goals shall be subject to stockholder approval to the extent provided in regulations promulgated under Section 162(m) of the Code.

   18. Determination of Payment Amount. The aggregate maximum cash payout for any business unit within the Corporation or the Corporation as a whole shall not exceed a fixed percentage of the annual average earnings increase of the relevant entity during the performance period. such percentages and dollar amounts to be determined by the Committee annually when performance goals are established. In no event can an individual receive an annual payment which exceeds $2 million. A performance payment shall be payable with respect to a performance period only if the Committee shall have certified that the applicable performance target has been attained. The Committee shall also have the power to approve proportional or adjusted payments under the Program to address situations where participants join the Corporation, or transfer within the Corporation, during a performance period. The Committee shall have the discretion to decrease the amount payable upon attainment of the performance goal (as determined under such formula or standard) to take into account the effect of any unusual, non-recurring circumstance, but shall have the discretion to increase the amount payable to take into account any such effect only if such discretion would not cause such compensation to fail to qualify as "qualified performance-based compensation" for purposes of Section 162(m) of the Code.

   19. Effect of Death, Disability or Other Early Termination of
Employment. If the participant in the Program (a) dies, becomes permanently disabled while employed by the Corporation or terminates employment for any reason designated by the Compensation Committee as an "approved termination" (other than related to retirement), in each case before the date of payment or distribution of any final award, or (b) otherwise ceases to be an employee, whether voluntarily or involuntarily, after the performance measurement period and before the payment date for any reason other than termination by the employer for cause, the participant (or the participant's estate or the legatees or distributees of the participant's estate, as the case may be), shall be entitled to receive on the payment date the cash payment which the participant would have earned had he then been an employee of the Corporation multiplied by a fraction, the numerator of which is the number of months the participant was employed by the Corporation during the performance measurement period and the denominator of which is the number of months of the performance measurement period (treating fractional months as whole months in each case).

   20 Effect of Normal Retirement. If before the date of payment, the participant retires on or after age 65 years (or at an earlier retirement date approved by the Committee), the participant shall be entitled to receive on the payment date the same amount of cash which the participant would have earned had such participant then been an employee of the Corporation as of such date.

   21. Effect of Other Termination. If the participant's employment with the Corporation is terminated for any reason during or after the performance period and before the payment date other than as set forth in the preceding two paragraphs, whether such termination be voluntary or involuntary, such participation shall be canceled and all of the participant's rights under the grant shall terminate as of the effective date of termination of such employment.

   22. Change of Control. The terms of a performance goal may include modified rules applicable in the event of a change of control (as defined in Paragraph 27 below) of the Corporation, including provisions relating to the calculation of the bonus amount, the early termination of the performance period, and the date through which a participant must continue to be employed to be eligible to receive cash payment of such award.

                            D. GENERAL PROVISIONS

   23. Legal Compliance. It is the intent of the Corporation that the Plan comply in all respects with applicable provisions of the Exchange Act, including Section 16 and Rule 16b-3, so that any grant of options to, or other transaction by, a participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act shall not result in short-swing profits liability under Section 16(b) (except for any transaction exempted under alternative Exchange Act rules or intended by such participant to be a non-exempt transaction). It is also the intent of the Corporation that any compensation income realized in connection with options and any perform- ance payments made under the Plan and Program constitute "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code so that any deduction to which the Corporation is entitled in connection with such compensation will not be subject to the limitations of
Section 162(m)(1) of the Code. Accordingly, if any provision of this Plan or Program or any agreement relating to an option or participation does not comply with such requirements of Rule 16b-3 as then applicable to any such transaction so that such a participant would be subject to Section 16(b) liability (except for any transaction exempted under alternative Exchange Act rules or intended by such participant to be a non-exempt transaction), or if any provision of this Plan or Program or any agreement relating to an option or participation would limit, under Section 162(m)(1) of the Code, the amount of compensation income to an optionee or participant that the Corporation would otherwise be entitled to deduct, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, or to eliminate such deductibility limitation, and the participant shall be deemed to have consented to such construction or amendment.

   24. Withholding Taxes. The Committee shall make arrangements for the collection of any Federal, State or local taxes of any kind required to be withheld with respect to any transactions effected under the Plan or the Program. The obligations of the Corporation under the Plan and the Program shall be conditional on satisfaction of such obligations and the Corporation, to the extent permitted by law, shall have the right to deduct any such taxes from any payment of any kind otherwise due to a participant.

   25. Effect of Recapitalization or Reorganization. The obligations of the Corporation with respect to an option granted under the Plan or a participation under the Program shall be binding upon the Corporation, its successors or assigns, including any successor or resulting company either in liquidation or merger of the Corporation into another company owning all the outstanding voting stock of the Corporation or in any other transaction whether by merger, consolidation or otherwise under which such succeeding or resulting company acquires all or substantially all the assets of the Corporation and assumes all or substantially all its obligations unless options are terminated in accordance with Paragraph 14.

   26. Employment Rights and Obligations. The granting of any option under the Plan or participation under the Program shall not alter or otherwise affect the rights of the Corporation to change any and all the terms and conditions of employment of any participant including, but not limited to, the right to terminate such participant's employment.

   27. Change of Control.

       (a) For purposes of the Plan, a "change of control" shall be deemed to have taken place upon the occurrence of any of the following events:

          (i) any person is, becomes, or has the right to become the beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the shares of Common Stock of the Corporation then outstanding, whether or not such person continues to be the beneficial owner of securities representing 20% or more of the outstanding shares of Common Stock; or

          (ii) as the result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, any announcement of an intention to make any of the foregoing transactions, or any combination of the foregoing transactions (a "Transaction"), those persons who were directors of the Corporation before the Transaction and were otherwise unaffiliated with any other party to the Transaction shall cease to constitute a majority of the Board of Directors of the Corporation or any successor to the Corporation (a "Change in the Board"); or

          (iii) the stockholders of the Corporation approve any merger, consolidation, reorganization, liquidation, dissolution, or sale of all or substantially all of the Corporation's assets in which neither the Corporation nor a successor resulting from a change in domicile or form of organization will survive as an independent, publicly owned corporation.

       (b) Notwithstanding anything in the preceding subparagraph (a) to the contrary, no change of control shall be deemed to have occurred by virtue of any event which results in any of the following:

          (i) the acquisition, directly or indirectly, of 20% or more of the outstanding shares of Common Stock of the Corporation by (A) the executive or a person including the executive, (B) the Corporation, (C) a Subsidiary, or (D) any employee benefit plan of the Corporation or of a Subsidiary, or any entity holding securities of the Corporation recognized, appointed, or established by the Corporation or by a Subsidiary for or pursuant to the terms of such plan; or

          (ii) a Change in the Board resulting from any Transaction in which the executive or a person including the executive participates directly or indirectly with any party to the Transaction other than the Corporation.

   28. Interpretation. The Committee shall have the sole and complete authority and discretion to decide any questions concerning the application, interpretation or scope of any of the terms and conditions of the Plan and the Program, of any stock option agreement or loan entered into pursuant to the Plan, or of any participation under the Program, and its decisions shall be binding and conclusive upon all interested parties.

   29. Amendment. Except as expressly provided in the next sentence, the Board of Directors may amend the Plan or Program in any manner it deems necessary or appropriate (including any of the terms, conditions or definitions contained herein), or terminate the Plan and/or Program at any time prior to January 30, 2005; provided, however, that any such termination will not affect the validity of any then outstanding options previously granted under the Plan or outstanding participations under the Program, as the case may be. Without the approval of the Corporation's stockholders, the Board cannot: (a) increase the maximum number of shares covered by the Plan or change the class of employees eligible to receive options; (b) reduce the option price below the fair market value of the Common Stock on the date of the option grant; or (c) extend beyond 120 months from the date of the grant the period within which an option may be exercised.

   30. Effectiveness, and Termination of Plan. The Plan and the Program will become effective on the date of their adoption by the Board of Directors, subject to ratification of the adoption of the Plan and the Program by affirmative vote of holders of a majority of the issued and outstanding shares of Common Stock. The Plan and Program will both terminate on January 30, 2005 and no option grant or participation grant, as the case may be, may be made on or after such date .

   31. Foreign Jurisdictions. The Committee may adopt, amend, and terminate such arrangements, not inconsistent with the intent of the Plan and the Program, as it may deem necessary or desirable to make available tax or other benefits of the laws of foreign jurisdictions to participants who are subject to such laws.

   32. Governing Law. The Plan, the Program and all grants, options, awards and payments made hereunder shall be governed by and interpreted in accordance with the internal laws of the State of New York, without regard to conflicts of law principles.

        PROXY                                                    PROXY
                              DOVER CORPORATION

  PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 25, 1995.

              The undersigned hereby appoints Gary L. Roubos, Thomas L. Reece and Robert G. Kuhbach, or any of them, as the undersigned's proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Dover Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in Wilmington, Delaware, on April 25, 1995 at 10:00 A.M., local time, and any adjournments thereof, as fully as the undersigned could if personally present, upon the proposals set forth on the reverse side hereof revoking any proxy or proxies heretofore given.

              IMPORTANT--This Proxy must be signed and dated
                             on the reverse side.

              THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR ITEMS 2 AND 3 LISTED ON THE REVERSE SIDE.

        PROXY              DOVER CORPORATION                  PROXY


                                                            For All
                                                            (Except Nominee(s)
1995  1. Election of Directors--        For      Withhold   written below)
 P       Nominees: D.H. Benson,
 R       M.O. Bryant, J-P. M.
 O       Ergas, R.J. Fleming,
 X       J.F. Fort, J.L. Koley,
 Y       A.J. Ormsby, T.L. Reece,
         G.L. Roubos, D.G. Thomas
         and J.W. Yochum.
                                            For      Against    Abstain
2. To rafity and approve the 1995
   Incentive Stock Option and 1995
   Cash Performance Program.
                                            For      Against    Abstain
3. To ratify and approve an amendment
   to the 1984 Incentive Stock Option
   Plan to allow for possible loans
   under that Plan.

4. To transact such other business as       For      Against    Abstain
   may properly come before the meeting.

                                            ------------------------------------
                                             The Board of Directors recommends a
                                             Vote FOR Items 1, 2 and 3.

                                             Date                          1995
                                                  -------------------------

                                            Please Sign Here and Return Promptly

                                            ------------------------------------

                                            ------------------------------------
                                            Please sign exactly as your name or
                                            names appear above. For joint
                                            accounts, each owner should sign.
                                            When signing as executor,
                                            administrator, attorney, trustee or
                                            guardian, etc., please give your
                                            full title.